Exhibit 99.1

Contact:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Steve Balet – Analysts/Investors
FTI Consulting
212-850-5611
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA TOP-FIVE CLIENT BANK OF MONTREAL RENEWS WITH
LOYALTYONE®

Agreement extends credit card and retail banking partnership with the AIR MILES® Reward Program

PLANO, TX (October 16, 2017) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions, announced today that its LoyaltyOne® Canadian loyalty business has signed a multi-year renewal agreement with Bank of Montreal (BMO), a founding partner of the AIR MILES Reward Program, launched in 1992. BMO will continue to issue AIR MILES reward miles to consumer and business customers through its various BMO Mastercard products and debit spend within the BMO AIR MILES Banking Plan.

Established in 1817, and currently marking its 200th year of operations, BMO Financial Group (TSE:BMO) is a highly diversified financial services provider based in North America, with total assets of $709 billion (CDN) as of July 31, 2017.

"We're proud of our long-standing partnership with BMO, our largest AIR MILES partner, and will work closely with the bank to drive and deliver exceptional value for our Collectors, build on our solid foundation and explore new opportunities for issuance growth in Canada's dynamic banking and credit card loyalty marketplace," said Bryan Pearson, president and chief executive officer at LoyaltyOne, operator of the AIR MILES Reward Program.

About Bank of Montreal
Established in 1817, and currently marking its 200th year of operations, BMO Financial Group is a highly diversified financial services provider based in North America. With total assets of $709 billion as of July 31, 2017 and over 45,000 employees, BMO provides a broad range of retail banking, wealth management and investment banking products and services to more than 12 million customers and conducts business through three operating groups: Personal and Commercial Banking, Wealth Management and BMO Capital Markets.

About AIR MILES Reward Program
The AIR MILES Reward Program is Canada's premier coalition loyalty program with more than 10 million active Collector Accounts, representing approximately two-thirds of all Canadian households. AIR MILES Collectors get Miles at more than 200+ leading brand-name Partners across the country at thousands of retail and service locations and online. It is the only loyalty program of its kind to give Collectors the flexibility and choice to use Miles on aspirational Rewards, such as Merchandise, Travel, Events or Attractions, or instantly, in stores or online, through AIR MILES Cash at participating Partner locations. The AIR MILES Perks feature also gives Collectors the opportunity to get discounts and perks on exciting activities, which include Dining, Shopping, Travel, Entertainment, Leisure, and Sports, just for having an AIR MILES Card. AIR MILES is a LoyaltyOne business, part of Alliance Data, a Fortune 500 company and global leader in data-driven loyalty solutions. For more information, visit www.airmiles.ca.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

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Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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